Exhibit 10.15

October 18, 2011

Michael D. Goldberg

Dear Michael,

On behalf of XDx, Inc. (“XDx” or the “Company”) and the whole XDx team as well as XDx’ Board of Directors (the “Board”), I am very pleased to offer you the position of Chairman of the Board. We believe that your deep and broad business background will enable you to make significant contributions to the Company’s efforts, and to help bring to a fruitful conclusion the several strategic collaboration deals presently underway. We look forward to working with you toward what we believe is XDx’s imminent success.

The terms of your position with XDx are set forth below:

1.	Position: Chairman of the Board. In addition to attending all regularly scheduled meetings of the Board of Directors, you agree to devote additional time to your role as is customary for a non-executive chairman of the board.

2.	Start date. Your official start date shall be deemed to be October 14, 2011. Your appointment to the Board will occur upon receipt of the requisite stockholder approvals.

3.	Compensation. In your role, you will be paid at the rate of $100,000 per year, payable monthly, with any partial months of service pro-rated. In addition, upon signing this letter, an amount of $25,000 will be immediately due and payable to you by the Company. Since your role is as an independent Board member and not an employee, no taxes will be withheld from your pay, and you will receive a 1099 earnings statement early in 2012 showing all earnings paid through the end of 2011. If it is determined that you should be classified as an employee, you agree to indemnify the Company for any liability for taxes owed by you as an individual. You will also be entitled to a change of control bonus as described below.

4.	Stock Options. In connection with your acceptance of the above stated position, the Board of Directors has agreed to grant you an option to purchase an amount equal to 1.0% of the fully diluted outstanding capitalization of the Company as of September 9, 2011, which amounts to an option to purchase 442,000 shares of Common Stock of XDx (the “Initial Option”). The exercise price per share will equal the fair market value of the Common Stock of XDx as of the date of grant, presently $0.43 per share.

Following the Company’s Next Equity Financing and subject to your continued service with the Company, the Company will grant you an additional option for a number of shares that, when combined with the Initial Option and any other options granted to you, will equal 1.0% of the fully-diluted outstanding capitalization of the Company immediately following such financing. As used herein, “Next Equity Financing” shall mean a financing or financings that total at least $25 million in gross proceeds, including conversion of debt, and includes at least $10 million in gross proceeds from investors who are not stockholders of the Company at this time (the “Second Option” and together with the Initial Option, the “Options”). Any such Second Option shall have the same terms as the Initial Option, including vesting commencement date, except that the exercise price will be the fair market value on the date of grant, as determined by the Board of Directors.

The Options will vest based upon your continued service to the Company as its Chairman at the rate of 1/48th of the total number upon completion of each month of service. 6/48ths of the Options will immediately vest on the date that you sign and date this letter. The Options will vest in full in the event of a Change of Control. You may elect to exercise the Options prior to vesting, providing that the Company will retain the right to repurchase unvested shares at cost upon termination of services. The Options will be nonqualified and therefore subject to tax treatment different from the incentive option grants typically made to employees. You may have your questions in this regard answered either by Company counsel, Wilson Sonsini Goodrich & Rosati, or by Rebecca Soler, XDx’s Vice President of Human Resources.

5.	Change of Control Bonus Plan. The Board intends to establish a standard Change of Control or “Carve-out” Bonus Plan for key executives and to include you as a participant in the Plan. The Plan will establish a bonus pool based on a percentage of the net proceeds from a Change of Control transaction. “Net Proceeds” will be defined to mean the amount available for distribution to security holders (including investor notes and distributions under the Plan), after deducting transaction expenses and certain third party debt. Each participant in the Plan will be allocated a percentage of the bonus pool, offset by the proceeds from any equity incentives granted to that participant and adjusting for option exercise prices. The pool is expected to include 10% of Net Proceeds, plus an additional 5% of Net Proceeds above $100 million. With your participation, the Board will determine the participants and the allocation among the participants.

6.	Term and Termination. The term of this position is intentionally unstated. Your services may be terminated at any time, with or without reason, by you, the Board of Directors or the stockholders. You agree to resign from the Board at any time if requested by the majority of the Board of Directors or the holders of a majority in interest of the Company’s preferred stock.

7.	Proprietary or Confidential Information. In this position, you may receive from XDx information that is proprietary to the Company. Such information includes but is not limited to scientific, technical, or business information of XDx. Therefore, by your acceptance of this position, you agree that you will not, either during or subsequent to the term of your relationship with the Company, directly or indirectly, disclose any proprietary information of XDx, nor will you copy or use any proprietary information, except as necessary to carry out your work as Chairman. Further, you agree that you will not, either during or subsequent to the term of your relationship with the Company, publish any such information without prior written authorization from XDx. You agree to notify the Company immediately in the event you become aware of any loss or disclosure of any proprietary information. To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason you will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for you or for any other person or entity. You and the Company will enter into a customary Confidentiality and Invention Assignment Agreement.

8.	Entire Agreement. This letter, along with the Director and Officer Indemnification Agreement, the Options and any agreements relating to proprietary rights between you and the Company, sets forth the entire agreement between the parties relating to your services as Chairman. This letter may not be modified or amended except by a written agreement approved by the Board and signed by you and an officer of the Company.

We are very pleased to be able to extend this offer, and look forward to working with you. To indicate your acceptance of this offer, please sign and date in the spaces provided below. If you have any questions about anything contained in this offer, please feel free to contact me directly at 415-287-2321.

With best regards,

/s/ Pierre Cassigneul

Pierre Cassigneul
President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Michael D. Goldberg

Printed Name:	Michael D. Goldberg

Date:	October 31, 2011

M. Goldberg XDx Chairman Offer Letter

[Remainder of Page Intentionally Left Blank]

4